Exhibit 99.1

Vermillion Announces Equity Financing

AUSTIN, Texas, May 9, 2013 – Vermillion, Inc. (NASDAQ: VRML), a molecular diagnostics company focused on gynecologic cancers and women’s health, announced that Oracle Investment Management, Jack W. Schuler, Matthew W. Strobeck and other investors, have agreed, subject to closing conditions, to make an initial investment of $13.2 million by purchasing 8.0 million shares of the Company’s common stock. Upon the closing of the transaction, Vermillion will be issuing the investors 12.5 million warrants with a strike price of $1.46. If and when the warrants are exercised, the company will realize an additional $18.3 million in proceeds, bringing the total investment to $31.5 million, before transaction costs.

Proceeds from this transaction will be used to increase test sales and improve reimbursement for OVA1, expand the commercial opportunity into new markets and advance one or more next-generation ovarian cancer diagnostic tests.

Forward-Looking Statement

Certain matters discussed in this press release contain forward-looking statements that involve significant risks and uncertainties, including statements regarding Vermillion’s plans, objectives, expectations and intentions. These forward-looking statements are based on Vermillion’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Vermillion notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Factors that could cause actual results to materially differ include but are not limited to: (1) uncertainty as to Vermillion’s ability to protect and promote its proprietary technology; (2) Vermillion’s lack of a lengthy track record successfully developing and commercializing diagnostic products; (3) uncertainty as to whether Vermillion will be able to obtain any required regulatory approval of its future diagnostic products; (4) uncertainty of the size of market for its existing diagnostic tests or future diagnostic products, including the risk that its products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for its products from third party payors such as private insurance companies and government insurance plans; (5) uncertainty that Vermillion has sufficient cash resources to fully commercialize its tests and continue as a going concern; (6) uncertainty whether the trading in Vermillion’s stock will become significantly less liquid; and (7) other factors that might be described from time to time in Vermillion’s filings with the U.S. Securities and Exchange Commission (SEC). All information in this press release is as of the date of this report, and Vermillion expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Vermillion’s expectations or any change in events, conditions or circumstances on which any such statement is based, unless required by law.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in the company’s most recent reports on Form 10-K and Form 10-Q. Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov.

Media Contact:

Dan Quinn

Feinstein Kean Healthcare

617-761-6732

dan.quinn@fkhealth.com

Investor Contact:

Ron Both

Liolios Group, Inc.

949-574-3860

vrml@liolios.com